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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SKYSTREAM NETWORKS CORPORATION



        FIRST. The name of the corporation is SkyStream Networks Corporation.

        SECOND. The address of the corporation's registered office in the State of Delaware, is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH. This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 75,000,000, $0.001 par value per share, and the total number of shares of Preferred Stock this corporation shall have authority to issue is 10,508,831, $0.001 par value per share, 4,425,000 of which shares of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred"), 2,279,831 of which shares of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred") and 3,804,000 of which shares of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred").

        The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as follows:

        1. Dividends.

        The holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.08, $.225 and $.50 per share, per annum, respectively. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Preferred Stock has been made.


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        2. Liquidation Preference.

        In the event of any liquidation, dissolution, or winding up of the corporation ("Liquidation"), either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

            (a) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or property of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1.00 per share for each share of Series A Preferred, $2.25 per share for each share of Series B Preferred or $5.00 per share for each share of Series C Preferred, respectively, then held by them, adjusted for any combinations, consolidations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred, Series B Preferred or Series C Preferred, respectively. If the assets and property thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and property of the corporation legally available for distribution shall be distributed ratably according to their respective liquidation preferences among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in proportion to the number of shares of Series A, Series B Preferred and Series C Preferred held by each holder.

             After payment has been made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full amounts to which they shall be entitled as aforesaid, the remaining assets of the corporation available for distribution to the shareholders shall be distributed ratably among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Common Stock based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred, Series B Preferred and Series C Preferred) until such time as (i) the holders of Series A Preferred shall have received, inclusive of the $1.00 per share provided for in the immediately prior paragraph, an aggregate of $3.00 per share for each share of Series A Preferred then held by them adjusted for any combinations, consolidations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred, (ii) the holders of Series B Preferred shall have received, inclusive of the $2.25 per share provided in the immediately prior paragraph, an aggregate of $5.50 per share for each share of Series B Preferred then held by them adjusted for any combinations, consolidations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series B Preferred and (iii) the holders of Series C Preferred shall have received, inclusive of the $5.00 per share provided in the immediately prior paragraph, an aggregate of $7.50 per share for each share of Series C Preferred then held by them adjusted for any combinations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series C Preferred. After payment has been made to the holders of the Series A Preferred of an aggregate of $3.00 per share for each


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share of Series A Preferred then held by them, to the holders of the Series B
Preferred of an aggregate of $5.50 per share for each share of Series B Preferred then held by them and to the holders of the Series C Preferred of an aggregate of $7.50 per share for each share of Series C Preferred then held by them, the remaining assets and property of this corporation legally available for distribution shall be distributed ratably among the holders of Common Stock.

            (b) For purposes of this Section 2, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the corporation by another entity or the acquisition of another entity or entities by the corporation by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or
(ii) a sale of all or substantially all of the assets of the corporation, unless the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

            (c) Any securities to be delivered to the holders of Preferred Stock pursuant to Section 2(a) above shall be valued as follows:

                (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which are entitled to receive such securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections 2(c)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which would be entitled to receive such securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.


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            (d) In the event the requirements of Section 2(c) are not complied with, the corporation shall forthwith either:

                (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or

                (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(h) hereof.

            (e) The liquidation preference of holders of Preferred Stock provided herein shall not be deemed to be impaired by distributions made by the Corporation in connection with the repurchase of shares of Common Stock at the lower of fair market value or the original issue price from former employees or consultants upon termination of their employment or services pursuant to stock restriction agreements between the Corporation and such persons approved by the Corporation's Board of Directors, and such holders shall be deemed to have consented to such repurchases.

        3. Voting Rights.

            (a) Vote Other Than for Directors. Holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or by
Section 3(b) hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation.

            (b) Voting for Directors. At any such time as at least 3,000,000 shares of Preferred Stock are outstanding (as adjusted for combinations, consolidations, stock distributions or dividends, or recapitalizations), the holders of the shares of Preferred Stock voting as a class on an as-converted basis shall be entitled to elect two (2) directors. The holders of Common Stock voting

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as a separate class shall be entitled to elect one (1) director. The remaining directors shall be elected by the holders of the Preferred Stock and Common Stock voting as provided in Section 3(a). At any such time as less than 3,000,000 shares of Preferred Stock are outstanding (as adjusted for combinations, consolidations, stock distributions or dividends, or recapitalizations), then directors shall be elected by the holders of the Preferred Stock and Common Stock voting as provided in Section 3(a). A vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Preferred Stock voting as a separate class shall be filled by the vote or written consent of the holders of a majority of the Preferred Stock. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Common Stock voting as a separate class shall be filled by the vote or written consent of the holders of a majority of the Common Stock. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of the Preferred Stock and Common Stock voting together as a single class shall be filled by the vote or written consent of the holders of a majority of the Preferred Stock and Common Stock voting as provided in Section 3(a). A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class or series with voting power entitled to elect him in accordance with this Section 3(b) and the General Corporation Law of the State of Delaware.

            (c) Cumulative Voting. The holders of Common Stock and the holders of Preferred Stock shall be entitled to cumulative voting rights as to the directors to be elected by each class or the combined classes (as provided in Section 3(b) above), in accordance with the provisions of Section 214 of the General Corporation Law of the State of Delaware.

        4. Conversion.

            The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Price (as hereinafter defined) per share in effect for the applicable series of Preferred Stock into the per share Conversion Value (as hereinafter defined) of such series.

            The Conversion Price per share of Series A Preferred shall be $1.00 and the per share Conversion Value of Series A Preferred shall be $1.00. The Conversion Price per share of Series B Preferred shall be $2.25 and the per share Conversion Value of Series B Preferred shall be $2.25. The Conversion Price per share of Series C Preferred shall be $5.00 and the per share Conversion Value of Series C Preferred shall be $5.00. The Conversion Price of Series A, Series B and Series C Preferred shall be subject to adjustment from time to time as provided below. The number of shares

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of Common Stock to which a share of Preferred is convertible is hereinafter referred to as the Conversion Rate of such share.

            (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the earlier of (i) the date specified by written consent or agreement of the holders of a majority of the then-outstanding Preferred Stock (on an as-converted basis) or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation with an aggregate per share offering price to the public of not less than Seven Dollars and Fifty Cents ($7.50) (as adjusted for combinations, consolidations, stock distributions or dividends, or recapitalizations) and an aggregate offering price of not less than Fifteen Million Dollars ($15,000,000). In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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            (d) Adjustments for Certain Splits and Combinations.

                (i) Adjustments for Subdivisions, Combinations or Stock Dividends of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, or the corporation at any time or from time to time after the date on which the first shares of Preferred Stock were issued (the "Original Issue Date") shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased based on the ratio of (i) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (ii) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis.

                (ii) Adjustments for Other Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in (A) securities of the corporation or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), or (B) evidences of indebtedness issued by the corporation or other persons, or (C) assets (excluding cash dividends) or options or rights, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Preferred Stock.

                (iii) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 2(b)), the Conversion Rate then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision

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shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

            (e) No Impairment. Except as provided in Section 6, the corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

            (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or the Conversion Rate pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

            (g) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (h) Notices of Record Date. In the event that this corporation shall propose at any time:

                (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

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                (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

                (iv) (A) the acquisition of the corporation by another entity or the acquisition of another entity or entities by the corporation by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the corporation ); or
(B) a sale of all or substantially all of the assets of the corporation, unless the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before as such acquisition or sale; or

                (v) to liquidate, dissolve or wind up;

then, in connection with each such event, this corporation shall send to the holders of Preferred Stock:

                    (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote in respect of the matters referred to in (iii), (iv) and (v) above; and

                    (2) in the case of the matters referred to in (iii), (iv) and (v) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

        Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this corporation.

        5. Redemption. The Preferred Stock shall not be redeemable.

        6. Covenants.

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            In addition to any other rights provided by law, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

            (a) amend or repeal any provision of, or add any provision to, this corporation's Certificate of Incorporation or Bylaws if such action would amend or waive, alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock;

            (b) authorize or issue shares of any series or class of stock, or reclassify any outstanding shares into any series or class of stock, having any preference or priority superior to or on a parity with any such preference or priority of any series of Preferred Stock, or authorize shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority superior to or on a parity with any such preference or priority of the Preferred Stock;

            (c) effect in any transaction or series of transactions (i) a sale or other conveyance of all or substantially all of the assets of the corporation or any of its subsidiaries, or (ii) any consolidation, reorganization or merger involving the corporation or any of its subsidiaries, unless the corporation's or subsidiary's (as the case may be) shareholders of record as constituted immediately prior to such consolidation, reorganization or merger will, immediately after such consolidation, reorganization or merger (by virtue of securities issued in the consolidation, reorganization or merger or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such consolidation, reorganization or merger as before such consolidation, reorganization or merger, or (iii) any sale of more than 50% of the corporation's capital stock; or

            (d) pay or declare any dividend on any Common Stock (except dividends payable solely in shares of Common Stock) while the Preferred Stock remains outstanding, or apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any of its capital stock, except from officers, directors or employees of or consultants to this corporation upon termination of employment, directorship or consulting relationship pursuant to the terms of stock purchase agreements or restricted stock purchase agreements entered into with such officers, directors, employees or consultants;

            (e) increase or decrease the authorized number of shares of Preferred Stock.

        FIFTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

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        SIXTH. The Corporation is to have perpetual existence.

        SEVENTH. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                Indemnification. The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

                Amendments. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

        EIGHTH.In the event any shares of Preferred shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the corporation.

        NINTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulations of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that notwithstanding the provisions of Article FOURTH, Section 3 above, effective upon the closing of a Qualified Public Offering (as defined below) and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code:

            1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

                The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of a Qualified Public Offering and at

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such time as the corporation is no longer subject to Section 2115 of the
California Corporations Code, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of Qualified Public Offering and at such time as the corporation is no longer subject to
Section 2115 of the California Corporations Code, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of a Qualified Public Offering and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Each holder of voting stock or of any class or series thereof shall be entitled to cumulative voting rights as to the directors to be elected by each series or class or the combined classes in accordance with the provisions of
Section 214 of the Delaware General Corporation Law.

            Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

            2. The directors of the corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

            3. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.3 (Annual Meeting) and 2.4 (Special Meeting).

            4. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

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

            5. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

            6. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

            "Qualified Public Offering" as used in this Certificate of Incorporation shall mean the corporation's initial firm commitment underwritten public offering pursuant to an effective registration under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public.

        TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

        ELEVENTH. Following a Qualified Public Offering and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code, notwithstanding any other provision in this Certificate of Incorporation or in any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative voting of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article NINTH or this Article ELEVENTH.

        TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter described by statute, except as provided in Article ELEVENTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

        THIRTEENTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        FOURTEENTH. The name and mailing address of the incorporator are:

                             Marianne Stark Bradley
                             Senior Legal Assistant

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                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                               Palo Alto, CA 94304


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        The undersigned incorporator hereby acknowledges that the foregoing
Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.

Dated: December __, 1999

                                              /s/ MARIANNE STARK BRADLEY
                                              ----------------------------------
                                              Incorporator

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